Educated Socially

Educated Socially (EDSO) is preserving peer to peer learning in the e-learning space while benefiting students, educators and institutions.


EducatedSocially
www.educatedsocially.com

Invest

$99.45 minimum investment

Deadline September 17, 2021
in a month

Share Price
$0.51

Total Raised
$13,323

Valuation
$2,024,645

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch Updates Discussion

INTRODUCTION

EDSO supports peer-to-peer learning for students, allows educators to build their own education businesses online and provides educational institutions with the option of generating additional revenue by sharing courses on the platform. Arguably, there has not been a better time to be in the online learning space as the entire world is making the shift from traditional forms of education to learning online.

PROBLEM

Team Collaborating



EDSO has recognized significant problems in the education space surrounding students, teachers, and educational institutions.

Students: In 2020, 750 million students globally were told to abandon school facilities as they know them and learn at home due to the COVID-19 pandemic. This was difficult for students for many reasons, including the peer-to-peer element which was lost instantly. In 2018, EDSO surveyed students in schools across New England, asking them who they turn to for help when they get stuck. 93% of students mentioned that they turn to friends for help. It is no secret that students receive formal instruction in classrooms and on online platforms such as Zoom and Google Classroom, but what is the go to platform today for students to have peer-to-peer interactions to supplement that formal instruction?

Teachers: We hear it over and over - "teachers are underappreciated and underpaid". As important as it is to teach students, there are no primary or secondary teachers making six figures according to niche.com. In fact, the average salary for teachers in all 50 states is just over $50,000 per year.

Educational institutions are slow to innovate and, as the education landscape changes, many are losing revenue.

> "While the longer term impact of COVID-19 on education models is yet to play out, over the next few years we expect an upswing of spending on digital infrastructure in education and greater spending over the long term in new digital models."
>
> HolonIQ

SOLUTION

Education Technology App


Introduction of Home Science - Grade 8
Mrs Suzen John
+ Follow
Study Buddies
Maya Jorden
Rimma Nikez
Lio Dcosta
Add Study Buddy
Mr Adam Smith posted to 8th Math Group
Teacher at Hamilton High School
Attachment
Mathematics Notes.pdf
Assignment - Mathematics
E = mc2, equation in German-born physicist Albert Einstein's theory of special relativity that expresses the fact that mass and energy are the same physical entity and can be changed into each other.
10 minutes ago

Educated Socially combats these problems by:

1. Providing an online community which is inviting to all students, regardless of social class or status. This space will provide support outside of the formal, virtual, or in-person instruction students are receiving to supplement teaching. This online community will foster peer-to-peer learning. Student functionality presently includes:
   1. 24/7 access to the personalized Educational Feed
   2. Ability to create or join existing Learning Communities
   3. Ability to invite friends at any time to join as Study Buddies
   4. Ability to connect with students from their current institutions or from institutions across the globe.

2. Equipping educators with the tools they need to start a thriving online business in the education space. Educators can be anyone who is knowledgeable about a specific topic. Teacher functionality presently includes:
   1. 24/7 access to the personalized Educational Feed
   2. Ability to provide supplemental support to their student
   3. Ability to create or join existing Learning Communities
   4. Ability to create and upload free or paid course
   5. A central repository with tracking ability in the system's backend where each teacher will be assigned their own private login to track course-related and financial data

3. Allowing educational institutions to upload courses which can be taken by students who are not enrolled in the institution at the time. Using EDSO, educational institutions can generate revenue outside of their normal enrollment target.

BUSINESS MODEL

Education Community


Educator Courses
University Courses
University Onboarding
Advertisement Revenue
ADS
Affiliate Marketing

EDSO Inc. utilizes multiple revenue streams utilizing the connection economy and other benefits. Some of the ways EDSO generates revenue includes:

1. Convenience fees from the sale of online micro and full courses which are published by educators (educators will retain approximately 85% of proceeds). Note, we do not think of “educators” in the traditional sense. We believe in empowering those in society with knowledge on any topic to share that knowledge, for only in that way are we all Educated Socially.
2. Convenience fees from the sale of online courses published by Universities and Colleges
3. Onboarding fees for Universities
4. Ad revenue, including:
   1. Ad for education related supplies
   2. University Promotions
   3. Teacher Promotions
5. Affiliate marketing revenue

MARKET

Global education Expenditure


Market Opportunity
Teachers
High School Students
College/University Students
0
5,000,000
10,000,000
15,000,000
20,000,000
25,000,000
High Schools
Colleges & Universities
0
10,000
20,000
30,000

According to HolonIQ, total global education expenditure is expected to reach $10T by 2030 (+4% CAGR 2018-30). Within this space, EdTech is likely to play a large role with a spending forecast to reach $342bn by 2025 (+12% CAGR 2018-25).

The EDSO target market is as diverse as the company’s approach to sharing education. Based on how the company is positioning itself within the space, as a hybrid Ed Tech and consumer networking company, EDSO has an offering to students (750 million worldwide), educators, educational institutions and lifelong learning (**the hundreds of millions of post graduate students and adults across the globe**). Needless to say, the EDSO team is strategically positioning itself to prepare to scale within this market. Besides the team, the strength of the market is another really positive cue for investors considering EDSO.

All that has been done to date has been with bootstrapping dollars, no outside investment. No capital was needed to prepare for success and align the company with the everchanging eLearning and technology spaces. Once capital is raised, the funds will act as a catalyst for growth, building on the early-stage planning the team has done in understanding the market.

SUCCESS TO DATE

- Launch of the EDSO Minimum Viable Product (MVP) in January 2021 in the form of a web application hosted at www.educatedsocially.com.
- In partnership talks with one of the biggest global publishers in addition to a number of other strategic partnerships in the works.
- Very close to finalizing a partnership with a video conferencing partner which will enable teachers to schedule and teach live courses on the EDSO Platform.
- Finalizing a partnership with a major University which will allow us to operate in one of our first target markets. This deal is scheduled to be finalized no later than May 31st, 2021.

TEAM

At the moment, the EDSO team is the greatest and most important reason why any investor will want to invest in this early stage startup; the team is composed of a very talented group of successful, driven professionals who are all very passionate about positively impacting the world through education. The team is strategically located in three continents across the globe, all part of the company's plan.



Terry Marshall

Founder & CEO

As EDSO's founder and CEO, Terry has passionately led the charge to bring this company from idea to reality. After working with an independent tech team to design and build the current MVP, Terry was successful in finding nine (9) other young driven team members to join him to continue building out the platform and the company.

Terry is a graduate of Syracuse University where he completed two degrees in engineering. After leaving Syracuse, Terry has had a highly successful career in engineering and construction where he is now serving on a business development team that has increased the company's revenue by approximately $60M in the last 4 years.

Concurrently, he has turned his hobby, entrepreneurship, into a powerful venture that challenges issues such as inequality within the education space. Educated Socially is an online platform that provides a safe collaborative community for students no matter race or social status. While bridging the inequality gap within education, the platform adds tremendous value to students, educators, and educational institutions alike.



Taylor Rector

COO

With over 17 years of experience in engineering, sales, and business development, Mr. Rector will be responsible for strategic growth, finance, marketing, and business operations in his role as COO of EDSO. Mr. Rector brings a unique perspective to the company stemming from this experience working in the industrial manufacturing market, and his passion for family and education will help him drive EDSO to sustainable growth. Mr. Rector has three daughters and an amazing wife of over 10 years. Together they enjoy family vacations to the beach, visiting Disney, and spending time with family and friends.



Katina Karl

CMO

Katina Karl spent over 15 years in the marketing, advertising, public relations, and retail management world in the sunshine state of Florida before moving to Central New York. Katina has worked with a variety of industries from small to large and across many different types of marketing platforms throughout the country. She has successfully created individualized campaigns that pinpoint the marketing needs of her clients. After a decade-plus of working for large corporations, Katina decided it was time to start her own Marketing, Advertising, and Public Relations company - Kefi Marketing.

Katina has a passion for connecting with clients and the community through the marketing work she's a part of. Katina brings a fresh new perspective, great communication, and positivity with a great work ethic to Educated Socially.

Katina has a passion for kindness, helping others, and working with nonprofits as well. She spent a few years as a board member/chairwoman for the marketing and events of an Animal Sanctuary. She is also the 2021-2023 Vice President of Communications for the local Junior League.



Cait Mugford

Head of Operations

From 2007 to 2020 Cait was employed by Aramark in the Sports and Entertainment Division. Mugford started as the Retail Operations Manager at Fenway Park (Boston Red Sox) and ended my employment with Aramark as the Director of Retail. Throughout her career she has been involved in various keystone events such as the Superbowl, World Series, and All Star games. These responsibilities included managing a team of 20+ and all game day/event day operations within the retail department. Cait worked with various vendors (Nike, Vineyard Vines, '47 Brand) and clients (NHL, MLB, NFL, Live Nation). She graduated from Northeastern University and currently live in Boston.



Yuna Asriyan

Director of Strategic Partnerships

Entering the United States as a Political Refugee - Yuna Asriyan has always leaned on education as the most important tool towards success. Learning the English language while acclimating to a completely new and foreign culture, Yuna has used her external world to enhance her inner world. Joining the Educated Socially Team has been a terrific opportunity to extend education outside the classroom & into everyone's inner world.



Alan Warner
Country Market Director, Canada

Alan Warner is passionate about education, exercise science, and public health ethics. In his leadership role at EDSO for VP of Business Development in Canada, he is responsible for raising awareness and building strategic alliances with teachers, students, and educational institutions in Canada about EDSO – one of the fastest-growing education platforms.

Prior to joining EDSO, Alan's passion for public health and exercise science has seen him lead in two main areas: as a health research coordinator and as an entrepreneur and business owner for high-performance athletics strength coaching, the latter of which he still leads.

As the previous Bioethics Research Coordinator at Mount Sinai Hospital in Toronto on a Genome Canada funded grant exploring the ethical considerations for the equitable distribution of novel cancer therapeutics. He holds a professional Master's degree in Medical Ethics and has led the development of hospital policies, directed the design, submission, and implementation of research grant funding. He has had direct involvement with clinical ethics consults and has taught on several clinical ethics topics including resource allocation, culture, knowledge translation, and translational genomics.





Shane Grimes

Country Market director, UK

Shane is an educator, professional trainer, and business consultant. A qualified accountant and accountancy lecturer, he is an Assistant Professor at Coventry University. He has delivered risk management, corporate governance, and accounting training to individuals, SMEs, and organizations. Additionally, through his networks and links, he has played a key role in the successful entry of clients into international markets, raising finance and joint ventures,connecting clients with strategic partners.

With particular emphasis on the Energy and Education sectors, he is well-networked in other sectors in the Caribbean and the United Kingdom. Prior to the above, Shane was an external auditor with EY where his clients variedfrom Oil and Gas to Financial Services and Hospitality. He provided services such as due diligence and internal controls and effectiveness reports. Shane holds a Risk Management MBA, is Certified in Quantitative Risk Management (CQRM), and is a Fellow of the Higher Education Academy (FHEA).

Shane Spencer

CTO

Shane is a results-driven professional with 10+ years of experience in the development, documentation, and delivery of process innovations and technical solutions. He holds an MSc degree from the University of Manchester and a current PMP certification.

As an avid globetrotter, Shane has visited more than 50 countries and he enjoys participating in many sports, especially football. What brings him the most joy, however, is helping others. He has not only founded an NGO in his native Barbados but also volunteered in Ecuador and Rwanda.



Chadd Clarke

Country Market Director, Caribbean

For the past ten (10) years Chadd has been working in the field of events and marketing as a consultant. He has had the distinct pleasure of operating in a wide range of markets including beverages, entertainment, restaurants and bars, nightclubs, and rental properties. Chadd have provided assistance to several brands across multiple marketing platforms – social media, print and radio.

—

BOARD MEMBERS



Jane Ann Kanter
Board Member

Jane serves as Chief Operating Officer and General Counsel of ARK Investment Management LLC, a registered investment adviser located in New York City. ARK is a leading asset manager researching and investing in disruptive innovation that cuts across all sectors. ARK was founded to capitalize on the opportunities for excess returns created by companies benefiting from innovation.

Jane also serves as President of ARK ETF Trust, a registered investment company that currently has four series of shares that are offered to the public. All of the current ARK ETFs are actively managed and fully transparent.



Farid Mansour
Board Member

With over two decades of experience in the field of Air Conditioning and Refrigeration, Farid Mansour is a unique blend of knowledge, experience, and determination. He started his career in 1996 at RTEK Ltd, where he spent his time working in many areas of the industry. He developed a unique skill set that allowed him to start his own Air Conditioning Company, 21 Degrees Inc, in 2005. Through his leadership, 21 Degrees has been a major player in the Air Conditioning landscape of Barbados.

He graduated in 2001 from Humber College in Ontario, Canada, with a specialty in Environmental Engineering, focusing on Heating Ventilation and Air Conditioning. Upon returning to Barbados, he spent some time away from the Air Conditioning Industry and worked for Carib Beer as their Island Manager for Barbados at Stokes and Bynoe Distributors. He was charged with all of the corporate planning, conceptualizing and implementation of marketing, promotional, and sales plans including front line negotiations with key account customers.

In 2005, Farid decided to step out on his own and started his company. Named for the turn of the century, 21 Degrees Inc. was formed. Working with leading brands such as Lennox, Mitsubishi, Daikin, and Samsung, the company manages all projects systematically in a timely and cost-effective manner. His clients include major fast-food chains, both local and international, hotel chains, major retailers along executive private residences.

Farid is an advisor on the EDSO Inc. Board.





Lauren Murphy
Board Member

Lauren is a general manager recognized as a high integrity leader who makes tough, informed decisions with a strong track record of success. Builds effective teams in order to establish operational improvements in transformative businesses, from early stage start-ups to post-bankruptcy corporations. Problem solver who builds end-to-end solutions across functions to deliver impactful results at scale.

Through the use of metrics and personal recognition, incentivizes the best behavior of teams and creates environments where individuals learn and challenge one another, resulting in creative resolutions.

Peter Blacklow
Board Member

Peter Blacklow is a General Partner at Boston Seed Capital and is a co-founder of the fund. He makes new investments and serves on several boards, and provides marketing and growth expertise, as well as mentoring to Boston Seed portfolio's executive teams.

Prior to Boston Seed, Blacklow's prior business, WorldWinner/FUN Technologies was acquired by Liberty Media and Sony Pictures Television, where he served as EVP of Digital of GSN (Game Show Network). Prior to that, Blacklow was the SVP of Marketing at Monster.com. Before Monster.com, Blacklow ran the $120 million global basketball business unit at Converse.

Blacklow is a graduate of Harvard University and has received numerous awards and distinctions, including being named one of the nation's top "Marketers of the Year" by Promo Magazine.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$65,000	26.0%
Technology Improvements	$95,000	38.0%
Marketing	$77,750	31.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in EDSO Inc., doing business as Educated Socially. This offering must raise at least $10,000 by September 17, 2021 at 11:58pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Educated Socially may issue additional securities to raise up to $250,000, the offering's *maximum*.

$13,323 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,460,088 shares
× $0.51 per share

$2,274,645 implied valuation

PITCH DECK

Download Educated Socially Pitch Deck

FINANCIALS

Educated Socially's official name is EDSO Inc., so that's the name that appears in the statements below.

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on June 17, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website
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› Linkedin

UPDATES

Jun 17, 2021 — Primary offering of 490,196 shares at $0.51

Jun 17, 2021 — Filed Form C

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